Amendment to Subadvisory Agreement

for AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and ClearBridge Investments, LLC (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of December 5, 2012, by and among AST Investment Services, Inc., PGIM Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST ClearBridge Dividend Growth Portfolio as follows;

1.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and ClearBridge Investments, LLC have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

Clearbridge investments, llc

By: /s/ Cynthia K. List

Name: Cynthia K. List

Title: Chief Financial Officer

Effective Date as Revised: December 1, 2017

SCHEDULE A

Advanced Series Trust

AST ClearBridge Dividend Growth Portfolio

As compensation for services provided by ClearBridge Investments LLC (“ClearBridge”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay ClearBridge an advisory fee on the net assets managed by ClearBridge that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST ClearBridge Dividend Growth Portfolio	0.25% of average daily net assets to $250 million; 0.20% of average daily net assets over $250 million to $500 million; 0.18% of average daily net assets over $500 million

* In the event ClearBridge invests Portfolio assets in other pooled investment vehicles it manages or subadvises, ClearBridge will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to ClearBridge with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: December 1, 2017